Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

We prepared the following unaudited pro forma condensed combined financial statements by applying certain pro forma adjustments to the historical consolidated financial statements of MTBC. The pro forma adjustments give effect to the following transactions (the ‘‘Transactions’’):

• Our acquisition of the assets of the subsidiaries of Omni Medical Billing Services, LLC (collectively, “Omni”) on July 28, 2014,

• Our acquisition of the assets of Practicare Medical Management, Inc. (“Practicare”) on July 28, 2014,

• Our acquisition of the assets of the subsidiaries of CastleRock Solutions, Inc. (collectively, “CastleRock”) on July 28, 2014, and

• Our acquisition of substantially all of the assets of the Revenue Cycle Management Division of QHR Technologies Inc., operating in the U.S. as SoftCare Solutions, Inc. (“SoftCare”) on July 10, 2015.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2014 and for the six months ended June 30, 2015 give effect to the Transactions as if each of them had occurred on January 1, 2014. The unaudited pro forma condensed combined balance sheet as of June 30, 2015 gives effect to the acquisition of SoftCare as if it had occurred on June 30, 2015.

We determined that the SoftCare acquisition shown involved the acquisition of a business, considering the guidance in Rule 11-01(d) of Regulation S-X, and individually as well as in aggregate met the significance test of Rule 8-04 of Regulation S-X.

The SoftCare audited financial statements as of December 31, 2014 and 2013 and for the years then ended and the unaudited interim financial statements as of June 30, 2015 and 2014 and for the six months then ended appear elsewhere in this Form 8-K.

We have based the pro forma adjustments upon available information and certain assumptions that we believe are reasonable under the circumstances. We describe in greater detail the assumptions underlying the pro forma adjustments in the accompanying notes, which you should read in conjunction with these unaudited pro forma condensed combined financial statements. In many cases, we based these assumptions on estimates. The actual adjustments to our audited consolidated financial statements will depend upon a number of factors. Accordingly, the actual adjustments that will appear in our consolidated financial statements will differ from these pro forma adjustments, and those differences may be material.

We account for our acquisitions using the acquisition method of accounting for business combinations under U.S. GAAP, with MTBC being considered the acquiring entity. Under the acquisition method of accounting, the total consideration paid is allocated to an acquired company’s tangible and intangible assets, net of liabilities, based on their estimated fair values as of the acquisition date. We estimate the amount of contingent consideration to be paid over the term of the agreement in determining the estimated purchase price. Adjustments to the contingent consideration are made during the term of the agreement and recorded as gain or loss in the Company’s Statement of Operations.

We provide these unaudited pro forma condensed combined financial statements for informational purposes only. These unaudited pro forma condensed combined financial statements do not purport to represent what our results of operations or financial condition would have been had the Transactions actually occurred on the assumed dates, nor do they purport to project our results of operations or financial condition for any future period or future date.

1

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2014

		Omni	Practicare	CastleRock	MTBC + Previously Acquired		Adjustments for Customers Not	Pro Forma		Pro Forma
	MTBC	January 1 - July 27, 2014			Subtotal	SoftCare (9)	Acquired (1)	Adjustments		Combined
	(in thousands, except per share data)
Net revenue	$18,303	$6,336	$2,374	$2,701	$29,714	$2,662	$(306)	$-		$32,070
Operating expenses:
Direct operating costs	10,636	3,991	1,922	814	17,363	1,874	(83)	-		19,154
Selling, general and administrative	10,196	1,416	660	1,736	14,008	1,982	(269)	(997	)(2)	14,724
Research and development	532	-	-	-	532	1,044	-	-		1,576
Change in contingent consideration	(1,811)	-	-	-	(1,811)	-	-	-		(1,811)
Depreciation and amortization	2,791	449	25	92	3,357	300	-	848	(3)	4,505
Total operating expenses	22,344	5,856	2,607	2,642	33,449	5,200	(352)	(149)		38,148

Operating (loss) income	(4,041)	480	(233)	59	(3,735)	(2,538)	46	149		(6,078)

Interest expense - net	157	7	1	18	183	48	-	-		231
Other (expense) income - net	(135)	22	-	20	(93)	(89)	-	-		(182)
(Loss) income before provision (benefit) for income taxes	(4,333)	495	(234)	61	(4,011)	(2,675)	46	149		(6,491)
Income tax provision (benefit)	176	-	-	-	176	(539)	12	-	(4)	(351)
Net (loss) income	$(4,509)	$495	$(234)	$61	$(4,187)	$(2,136)	$34	$149		$(6,140)
Weighted average common shares outstanding:
Basic and diluted	7,085							293	(8)	7,378
Net loss per share:
Basic and diluted	$(0.64)									$(0.83)

2

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the six months ended June 30, 2015

			Adjustments
			for Customers
			Not	Acquisition	Pro Forma		Pro Forma
	MTBC	SoftCare (9)	Acquired (1)	Subtotal	Adjustments		Combined
	(in thousands, except per share data)
Net revenue	$12,104	$1,248	$(155)	$1,093	$-		$13,197
Operating expenses:
Direct operating costs	6,460	981	(34)	947	-		7,407
Selling, general and administrative	6,536	864	(44)	820	(2	)(2)	7,354
Research and development	330	335	-	335	-		665
Change in contingent consideration	(916)	-	-	-	-		(916)
Depreciation and amortization	2,362	53	-	53	4	(3)	2,419
Total operating expenses	14,772	2,233	(78)	2,155	2		16,929

Operating loss	(2,668)	(985)	(77)	(1,062)	(2)		(3,732)

Interest expense - net	72	4	-	4	-		76
Other income - net	103	6	-	6	-		109
Loss before benefit for income taxes and other expenses	(2,637)	(983)	(77)	(1,060)	(2)		(3,699)
Impairment of goodwill and intangible assets	-	(2,117)	-	(2,117)	2,117	(3)	-
(Loss) income before taxes	(2,637)	(3,100)	(77)	(3,177)	2,115		(3,699)
Income tax provision	16	967	-	967	-	(4)	983
Net (loss) income	$(2,653)	$(4,067)	$(77)	$(4,144)	$2,115		$(4,682)
Weighted average common shares outstanding:
Basic and diluted	9,704				(14	)(8)	9,690
Net loss per share:
Basic and diluted	$(0.27)						$(0.48)

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UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2015

			Adjustments		Acquisition
			for Assets		Related		Consolidated
			not		Pro Forma		Pro Forma
	MTBC	SoftCare (9)	Acquired		Adjustments		Results
	(in thousands)
Cash	$632	$57	$(57	)(5)	$(22	)(7)	$610
Accounts receivable - net	2,637	381	(381	)(5)	-		2,637
Other current assets	405	28	(28	)(5)	-		405
Current assets	3,674	466	(466)		(22)		3,652
Property, plant and equipment - net	1,450	7	-		2	(7)	1,459
Intangible assets - net	6,290	-	-		285	(6)	6,575
Goodwill	8,560	-	-		1,241	(7)	9,801
Other assets	179	-	-		-		179
Total assets	$20,153	$473	$(466)		$1,506		$21,666

Accounts payable	$665	$319	$(319	)(5)	$-		$665
Accrued expenses	1,712	-	-		-		1,712
Short term debt	3,130	-	-		-		3,130
Deferred revenue	24	103	(45	)(5)	-		82
Deferred rent	22	-	-		-		22
Contingent consideration	1,844	-	-		1,455	(7)	3,299
Total current liabilities	7,397	422	(364)		1,455		8,910
Long term debt	534	2,817	(2,817	)(5)	-		534
Other liabilities	563	-	-		-		563
Total liabilities	8,494	3,239	(3,181)		1,455		10,007

Common stock	10	1,361	(1,361	)(5)	-		10
Additional paid-in capital	19,060	-	-		-		19,060
Retained deficit	(7,114)	(3,573)	3,573	(5)	-		(7,114)
Accumulated other comprehensive (loss) income	(297)	(554)	554	(5)	-		(297)
Total shareholders' equity	11,659	(2,766)	2,766		-		11,659
Total liabilities and shareholders' equity	$20,153	$473	$(415)		$1,455		$21,666

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

In connection with our acquisition of SoftCare, we entered into an asset purchase agreement (“APA”) with SoftCare Solutions, Inc., a Nevada Corporation, the U.S. subsidiary of QHR Corporation, a publicly traded, Canada-based healthcare technology company. Pursuant to the APA, the Company purchased substantially all of the assets of SoftCare’s clearinghouse, electronic data interchange (“EDI”) and billing divisions. SoftCare is referred to as the RCM Division of QHR Technologies Inc. We did not purchase the non-healthcare EDI customers of SoftCare and amounts applicable to those customers have been removed from the pro forma condensed combined financial statements.

The audited financial statements of the RCM Division of QHR Technologies Inc. (“RCM Division”), which operates in the U.S. as SoftCare, were prepared under International Financial Reporting Standards (“IFRS”) and in Canadian dollars. We have translated the financial statement amounts into U.S. dollars for purposes of presenting the pro forma financial information. The assets and liabilities in the balance sheet amounts were translated using the end of period exchange rates while the stockholders’ equity accounts were translated at the appropriate historical rates in effect at that date. The statement of operations amounts were translated using the average foreign exchange rate during the applicable period.

Based on our review of the RCM Division financial statements and other procedures we performed, we determined that there were no significant adjustments necessary to convert the audited financial statement amounts prepared under IFRS to amounts that would have resulted under generally accepted accounting principles used in the United States (“GAAP”).

We performed a preliminary purchase price allocation based on models used internally and our estimate of the contingent consideration. The estimated contingent consideration amount was based on internal projections of future financial results and then using those results to determine the amount of payments required to be made under the APA. Such amounts are subject to revision based on work currently being performed by outside valuation specialists and will be adjusted in future filings.

NOTES:

(1)	Elimination of customers not acquired – We have adjusted the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2014 and the six months ended June 30, 2015 to eliminate revenue, direct operating costs and selling, general and administrative expense associated with customers not acquired. The SoftCare purchase agreement specified that certain non-healthcare customers of SoftCare’s EDI division were explicitly excluded from the APA and retained by QHR as part of this transaction. No tax effect has been provided with respect to the customers not acquired. Direct operating costs and selling, general and administrative expense for these customers were allocated based on the percentage of revenue within SoftCare’s EDI division in each quarter. Tax expense has been provided at the statutory tax rate with respect to the customers not acquired.

(2)	Expenses Directly Attributable to the Transactions — The following are non-recurring transaction expenses for professional fees incurred by the Company and entities purchased during the year ended December 31, 2014 and the six months ended June 30, 2015 associated with the Transactions.

	Year ended December 31, 2014
	MTBC	Omni	Practicare	CastleRock	SoftCare	Total Expense
	(in thousands)
Professional fees incurred	$863	$69	$65	$-	$-	$997

Non-recurring transaction expenses associated with SoftCare

	Six months ended June 30, 2015
	SoftCare	Total Expense
	(in thousands)
Professional fees incurred	$2	$2

(3)	Amortization of Intangible Assets — We amortize intangible assets over their estimated useful lives. We based the estimated useful lives of acquired intangible assets on the amount and timing in which we expect to receive an economic benefit. We assigned these intangible assets a useful life of 3 years based upon a number of factors, including contractual agreements, consumer awareness and economic factors pertaining to the combined companies.

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The estimates of fair value and weighted-average useful lives could be impacted by a variety of factors including legal, regulatory, contractual, competitive, economic or other factors. Increased knowledge about these factors could result in a change to the estimated fair value of these intangible assets and/or the weighted-average useful lives from what we have assumed in these unaudited pro forma condensed combined financial statements. In addition, the combined effect of any such changes could result in a significant increase or decrease to the related amortization expense estimates.

The amortization of intangible assets of our acquisitions, shown below, assumes that the assets were acquired on January 1, 2014 and amortized over the period associated with each statement of operations.

Amortization expense for the year ended December 31, 2014
	Omni	Practicare	CastleRock	SoftCare (9)	Total Expense
	(in thousands)
Pro forma amortization expense for the period prior to acquisition	$919	$264	$342	$95	$1,620
As recorded in the historical financial statements	408	-	88	276	772
Pro forma adjustment	$511	$264	$254	$(181)	$848

Amortization expense for SoftCare
for the six months ended June 30, 2015	SoftCare (9)
(in thousands)
Pro forma amortization expense for the period prior to acquisition	$48
As recorded in the historical financial statements	44
Pro forma adjustment	$4

SoftCare determined that their intangible assets and goodwill had a minimal fair value as of June 30, 2015. As a result, SoftCare recognized an impairment loss for the six months ended June 30, 2015. This impairment would not have been recognized in this period if MTBC had acquired the assets of SoftCare as of January 1, 2014.

(4)	Provision (benefit) for Income Tax — The income tax effects reflected in the pro forma adjustments are based on an estimated Federal statutory rate of 34%. We did not record a benefit for taxes for the year ended December 31, 2014 and the six months ended June 30, 2015 in the unaudited pro forma condensed combined statements of operations since the Company has a valuation allowance recorded against its Federal and state deferred tax assets as of December 31, 2014.

The following table details the pro forma adjustments to income taxes for the year ended December 31, 2014:

Provision for Income Taxes							Pro Forma Income
							(Loss) before
							Provision (Benefit)
	Omni	Practicare	CastleRock	Previous		Pro Forma	for Income
	January 1 - July 27, 2014			Subtotal	SoftCare	Adjustments	Taxes
	(in thousands)
Income (loss) before provision (benefit) for income taxes	$495	$(234)	$61	$322	$(2,629)	$149	$(2,158)
		Estimated benefit at statutory income tax rate of 34%					(734)
			Less provision for income taxes:
						Omni	-
						Practicare	-
					CastleRock		-
						SoftCare	(527)
				Valuation allowance			1,261
				Pro forma adjustment			$-

6

The following table details the pro forma adjustments to income taxes for the six months ended June 30, 2015:

Provision for Income Taxes					Pro Forma Loss
		Adjustments			before Provision
		for Customers			(Benefit)
		Not	Acquisition	Pro Forma	for Income
	SoftCare	Acquired	Subtotal	Adjustments	Taxes
	(in thousands)
Income (loss) before provision (benefit) for income taxes	$(3,100)	$(77)	$(3,177)	$2,115	$(1,062)
	Estimated benefit at statutory income tax rate of 34%				(361)
		Less provision for income taxes:
				SoftCare	967
			Valuation allowance		(606)
			Pro forma adjustment		$-

(5)	Assets and Liabilities Not Acquired from SoftCare — We adjusted the unaudited pro forma condensed combined balance sheet to eliminate approximately $466,000 of tangible assets held by SoftCare that we did not acquire, and approximately $3.2 million in liabilities that we did not assume as part of the acquisition of SoftCare’s assets, which was accomplished by the APA listing specific assets. The APA includes the purchase primarily of SoftCare’s customer relationships and agreements, technology as well as fixed assets, but not the purchase of accounts receivable or the assumption of any liabilities.

We did not purchase the non-healthcare EDI customers of SoftCare and amounts applicable to those customers have been removed from the pro forma condensed combined financial statements.

Pro Forma Adjustments for Assets and Liabilities Not Acquired — The following schedule summarizes the adjustments to assets and liabilities in the unaudited condensed combined balance sheets, including all adjustments above as well as adjustments to intangibles and goodwill specified below.

Pro Forma Adjustments
Pro Forma
Adjustments
(in thousands)
Cash	$57
Accounts receivable	381
Other current assets	28
Property, plant and equipment- net	-
Total assets	$466
Accounts payable	$(319)
Deferred revenue	(45)
Long term debt	(2,817)
Total liabilities	(3,181)
Common stock	(1,361)
Retained deficit	3,573
Accumulated other comprehensive (loss) income	554
Total shareholders' equity	2,766
Total liabilities and shareholders' equity	$(415)

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(6)	Intangible Assets — We based our preliminary estimates of each intangible asset type/category that we expect to recognize as part of the SoftCare acquisition on the nature of the business and the contracts that we have entered into with the sellers. We also acquired the use of certain technology as part of the acquisition. We based our estimates on experiences from our prior acquisitions and the types of intangible assets that we recognized as part of those acquisitions. In particular, our experience with our prior acquisitions indicates to us that customer contracts and customer relationships and non-compete agreements compose the significant majority of intangible assets for these types of business. We typically acquire the trademarks and trade names of the businesses we acquire, for defensive purposes, but we do not continue doing business under these names, which typically do not have registered trademarks and are not defensible. We have determined that the value of these trademarks is de minimis and have recorded no value in the financial statements. We based the preliminary estimated useful lives of these intangible assets on the useful lives that we have experienced for similar intangible assets in prior acquisitions. However, all of these estimates are preliminary, and therefore we have not been able to finalize the accounting for this transaction.

The amounts set forth below reflect the preliminary fair value of the intangible assets of SoftCare that we acquired, and their estimated useful lives. All preliminary estimates for the fair value of the intangibles will be adjusted based on the work of a valuation specialist.

Intangible Assets of SoftCare		Estimated
		useful life
	(in thousands)
Customer relationships	$112	3 years
Non-compete agreement	93	3 years
Acquired technology	80	3 years
Total intangible assets	$285

For accounting purposes, we use an estimated useful life of three years to amortize these intangible assets, attributing the value of the customer relationships to the first three years and attributing future customer life to the services provided by us. We have also estimated that the estimated useful life of the non-compete agreements and acquired technology is approximately three years.

(7)	Purchase Price Allocation — We recognize the assets and liabilities acquired at their fair value on the acquisition date, and if there is any excess in purchase price over these values it is allocated to goodwill. Other than some minor fixed assets, we did not acquire tangible assets in the acquisition of SoftCare.

For SoftCare, management has made an initial fair value estimate of the assets acquired and liabilities assumed as of June 30, 2015. Our model, for each acquired division of SoftCare, includes assumptions such as revenue growth rates, profitability rates, attrition rates and weighted average costs of capital, where applicable. These initial estimates will differ from the final valuation being prepared by a third-party specialist; and this difference could be material.

The APA for SoftCare includes the purchase of certain fixed assets and no assumption of liabilities other than deferred revenue. We determined the fair value of the fixed assets acquired by reference to current market prices for such assets.

Included in the purchase price allocation are amounts for customer relationships, the non-compete agreement and acquired technology. Using an internally developed model and assumptions regarding future operating results, we determined the fair value of these intangible assets.

The balance of the purchase price for SoftCare has been allocated to goodwill. The factors which drove our valuation models to allocate a portion of the price to goodwill in the acquisition of SoftCare include the following: (i) SoftCare is being purchased at higher multiples to their trailing revenues, (ii) the acquisition will allow the Company to leverage the clearing house division services to existing customers and (iii) the acquisition allows the Company to expand the breadth of its operations. All purchase accounting estimates are subject to revision until the Company finalizes its purchase accounting estimates with the assistance of a third-party valuation expert.

For the SoftCare acquisition, management has made an initial estimate that approximately $1,241,000 of goodwill will result from this acquisition. We believe that this amount will be deductible for tax purposes over a period of 15 years. However, these estimates are preliminary, and we have not completed the required tax and legal analyses to finalize our determination of deductibility of goodwill for tax purposes. Accordingly, the values of the goodwill recognized from this acquisition and its deductibility for tax purposes set forth in these unaudited pro forma condensed combined financial statements could change and may differ materially from what we present here.

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The preliminary estimate of contingent consideration is based on our estimate of future operating results and the required payments under the APA. Amounts are required to be paid in cash on a bi-annual basis based on the terms in the APA. Those estimated future operating results could differ materially which would require adjustment at the end of each reporting period to the contingent consideration liability.

The purchase price adjustment is considered a form of contingent consideration. This contingent consideration arrangement is a liability and it is measured at fair value on the acquisition date and then subsequently remeasured at each reporting date. Any differences between the amounts estimated to be paid at the acquisition date and the amounts ultimately paid are accounted for as a gain or loss within the Statement of Operations and do not reduce or increase the purchase price.

For the valuation of the contingent consideration, we have assumed that revenue from existing customers will be approximately 15% less in the 12 months following closing as compared to the 12 months preceding the closing. This assumption is based on management’s estimate that we will be able to retain customers producing approximately 85% of the revenue for at least one year following the closing, with customer losses and resulting revenue losses spread evenly over the 12 months following closing. Further analysis of each customer base will be undertaken, and the fair value of the cash consideration to be paid may be greater or lesser than the amount shown.

The following table shows the preliminary purchase price, estimated fair values of the acquired assets and liabilities assumed and non-controlling interest and calculation of goodwill for SoftCare as of June 30, 2015, the date of our most recent balance sheet.

Preliminary Purchase Price Allocation
SoftCare
(in thousands)
Cash consideration	$22
Contingent consideration	1,455
Total purchase price	$1,477

Net tangible assets acquired	$9
Intangible assets	285
Goodwill	1,241
Deferred revenue	(58)
Total preliminary purchase price allocation	$1,477

(8)	Weighted Average Shares Outstanding — The pro forma weighted average shares outstanding takes into account our weighted average shares outstanding during the twelve months ended December 31, 2014 and the six months ended June 30, 2015 and adds to that number the number of shares of common stock issued in connection with acquisition of the Acquired Businesses as of the beginning of 2014. In each case, we assume that the shares were issued and became outstanding on January 1, 2014.

Weighted average shares outstanding	Common Shares
	December 31, 2014	June 30, 2015
	(in thousands)
Weighted average shares outstanding	5,102	5,102
Acquired Businesses
Shares issued for Omni	315	315
Shares issued for Practicare	44	44
Shares issued for CastleRock	54	54
Shares issued in initial public offering	1,811	4,080
Shares issued from convertible note	52	118
Company stock forfeited by CastleRock	-	(54)
Restricted share units vested	-	31
Total pro forma weighted average shares outstanding	7,378	9,690

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(9)	Foreign Currency Translation — Statements of Operations and Balance Sheet

We translated the SoftCare financial statements which were prepared in Canadian dollars to U.S. dollars. Amounts in the Statement of Operations were translated using the average foreign exchange rates during the applicable period. The assets and liabilities in the balance sheet were translated using end of period exchange rates while the stockholders’ equity accounts were translated at the appropriate historical rates.

STATEMENT OF OPERATIONS
For the year ended December 31, 2014
	SoftCare
	CAD	USD
	(in thousands)
Revenue	$2,938	$2,662
Operating expenses:
Direct operating costs	2,069	1,874
Selling, general and administrative	2,188	1,982
Research and development	1,153	1,044
Depreciation and amortization	331	300
Total operating expenses	5,741	5,200

Operating loss	(2,803)	(2,538)

Interest expense — net	53	48
Other expense - net	(98)	(89)
Loss before benefit for income taxes	(2,954)	(2,675)
Income tax benefit	(595)	(539)
Net loss	$(2,359)	$(2,136)

STATEMENT OF OPERATIONS
For the six months ended June 30, 2015
	SoftCare
	CAD	USD
	(in thousands)
Revenue	$1,540	$1,248
Operating expenses:
Direct operating costs	1,211	981
Selling, general and administrative	1,066	864
Research and development	413	335
Depreciation and amortization	66	53
Total operating expenses	2,756	2,233

Operating loss	(1,216)	(985)

Interest expense — net	5	4
Other income - net	7	6
Loss before provision for income taxes and other expenses	(1,214)	(983)
Impairment of goodwill and intangible assets	(2,613)	(2,117)
Loss before taxes	(3,827)	(3,100)
Income tax provision	1,193	967
Net loss	$(5,020)	$(4,067)

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BALANCE SHEET
As of June 30, 2015
	SoftCare
	CAD	USD
	(in thousands)
Cash	$70	$57
Accounts receivable - net	470	381
Other current assets	34	28
Current assets	574	466
Property, plant & equipment, net	8	7
Total assets	$582	$473

Accounts payable and accrued expenses	$394	$319
Total current liabilities	394	319
Long term debt	3,480	2,817
Deferred revenue	126	103
Total liabilities	4,000	3,239

Common stock	1,356	1,361
Retained deficit	(4,851)	(3,573)
Accumulated other comprehensive income (loss)	77	(554)
Total shareholders' deficit	(3,418)	(2,766)

Total liabilities and shareholders' deficit	$582	$473

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Supplemental Information

For SoftCare and each of the Acquired Businesses we identified revenue from customers who cancelled their contracts prior to MTBC’s acquisition of such customers’ contracts. Such revenue is included in the pro forma condensed consolidated statement of operations, even though MTBC will not generate revenues from those customers. Pursuant to the terms of the respective purchase agreements, the original purchase price to be paid for the assets of each of the Acquired Businesses was calculated as a multiple of revenue generated by such Acquired Business in the most recent four quarters included in the IPO prospectus from its customers that were in good standing as of the acquisition closing date and is subject to subsequent adjustments. The purchase price for SoftCare is almost entirely based on the actual revenue MTBC generates from SoftCare customers during the 36 months after acquisition. The amount of revenue we have indicated below is based on reports provided, and representations made, by management of the Acquired Businesses.

Estimated revenue from customers who have cancelled prior to our acquisition

	Omni	Practicare	CastleRock	SoftCare (9)	Total
	(in thousands)
Year ended December 31, 2014	$384	$43	$72	$506	$1,005
Six months ended June 30, 2015	-	-	-	286	286

To provide investors with additional insight and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making surrounding pro forma operations, we supplement our consolidated financial statements presented on a basis consistent with U.S. generally accepted accounting principles, or GAAP, with Adjusted EBITDA, a non-GAAP financial measure of earnings. Adjusted EBITDA represents the sum of GAAP net income (loss) before provision for (benefit from) income taxes, net interest expense, other expense (income), stock-based compensation expense, depreciation and amortization, integration and transaction costs, and changes in contingent consideration, and “Adjusted EBITDA Margin” represents Adjusted EBITDA as a percentage of total revenue. Our management uses Adjusted EBITDA and Adjusted EBITDA Margin as financial measures to evaluate the profitability and efficiency of our business model. We use these non-GAAP financial measures to assess the strength of the underlying operations of our business. These adjustments, and the non-GAAP financial measures that are derived from them, provide supplemental information to analyze our operations between periods and over time. We find this especially useful when reviewing pro forma results of operations which include large non-cash amortization of intangibles assets from acquisitions. Investors should consider our non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

The following tables contain a reconciliation of net income (loss) to Adjusted EBITDA for the year ended December 31, 2014 and the six months ended June 30, 2015:

Reconciliation of net (loss) income for the year ended

December 31, 2014 to Adjusted EBITDA

		Omni	Practicare	CastleRock	MTBC + Previously Acquired		Adjustments for Customers Not	Pro Forma	Pro Forma
	MTBC	January 1 - July 27, 2014			Subtotal	SoftCare (9)	Acquired	Adjustments	Combined
	(in thousands)
Net revenue	$18,303	$6,336	$2,374	$2,701	$29,714	$2,662	$(306)	$-	$32,070

Net (loss) income	$(4,509)	$495	$(234)	$61	$(4,187)	$(2,136)	$34	$149	$(6,140)

Provision for income taxes	176	-	-	-	176	(539)	12	-	(351)
Interest expense — net	157	7	1	18	183	48	-	-	231
Other income (expense) - net	135	(22)	-	(20)	93	89	-	-	182
Stock-based compensation expense	259	-	-	-	259	-	-	-	259
Depreciation and amortization	2,791	449	25	92	3,357	300	-	848	4,505
Integration and transaction costs	1,076	-	-	-	1,076	-	-	-	1,076
Change in contingent consideration	(1,811)	-	-	-	(1,811)	-	-	-	(1,811)
Adjusted EBITDA	$(1,726)	$929	$(208)	$151	$(854)	$(2,238)	$46	$997	$(2,049)

Adjusted EBITDA Margin	(9.4)%	14.7%	(8.8)%	5.6%	(2.9)%	(84.1)%			(6.4)%

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Reconciliation of net (loss) income for the six months ended			Adjustments
June 30, 2015 to Adjusted EBITDA			for Customers
			Not	Acquisition	Pro Forma	Pro Forma
	MTBC	SoftCare (9)	Acquired	Subtotal	Adjustments	Combined
	(in thousands)
Net revenue	$12,104	$1,248	$(155)	$1,093	$-	$13,197

Net (loss) income	$(2,653)	$(4,067)	$(77)	$(4,144)	$2,115	$(4,682)

Provision for income taxes	16	967	-	967	-	983
Interest expense — net	72	4	-	4	-	76
Other expense - net	(103)	(6)	-	(6)	-	(109)
Stock-based compensation expense	324	-	-	-	-	324
Depreciation and amortization	2,362	53	-	53	4	2,419
Integration and transaction costs	93	-	-	-	-	93
Impairment of goodwill and intangible assets	-	2,117	-	2,117	(2,117)	-
Change in contingent consideration	(916)	-	-	-	-	(916)
Adjusted EBITDA	$(805)	$(932)	$(77)	$(1,009)	$2	$(1,812)

Adjusted EBITDA Margin	(6.7)%	(74.7)%		(92.3)%		(13.7)%

13